Exhibit 99.1

Crane Co.	News

Contact:
Jason D. Feldman
Director, Investor Relations
203-363-7329
www.craneco.com

Longtime Board Chairman of Crane Co. to Retire After 47 Years with the Company
STAMFORD, CONNECTICUT - April 28, 2020 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, announced that the Chairman transition disclosed in the Company’s proxy statement on March 13, 2020 has been completed. Crane Co.’s Chairman, R.S. Evans, has retired in accordance with the Company’s director retirement policy. James L. L. Tullis, a Crane Co. Director since 1998, became Chairman upon Mr. Evans’ retirement.
Max Mitchell, Crane Co. President and Chief Executive Officer, stated “Shell Evans has devoted 47 years to Crane, including 36 years as Chairman, and 17 years as CEO. It would be difficult to overemphasize the impact that he has had at Crane over that time, driving substantial change to the Company’s portfolio, operations, strategy, and culture. He leaves a rich legacy at Crane, including the consistent and singular focus on building shareholder value while adhering to the tenets of the R.T. Crane resolution. I thank Shell for his years of inspiration and guidance, and I look forward to continuing to work with the Board, including our new Chairman, Jim Tullis, as we continue to execute on our longstanding strategy.”
R.S. Evans added “It has been an honor to be part of Crane over the last several decades. I am extremely proud of this company and its 12,000 associates, and I am certain that many of Crane’s best years still lie ahead. I would also like to congratulate Jim Tullis on his new role as Chairman. Jim has served on Crane’s Board with me for more than 20 years, and I am confident in his experience and leadership.”
James L. L. Tullis commented “On behalf of the entire Board of Directors, I would like to express our appreciation for Shell’s many years of outstanding service. Shell embodies the R.T. Crane resolution that has served as Crane’s core value statement since the company’s founding and he leaves us all better off for having worked with him. While Shell’s leadership and wisdom will be missed, he has built a strong and effective Board through years of focus on our Board renewal process, and he has overseen the development of a highly capable and deep management team that has proven its ability to execute through wide ranging opportunities and challenges, including in the current pandemic environment.”
About Crane Co.
Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane Co. provides products and solutions to customers in the chemicals, oil & gas, power, automated payment solutions, banknote design and production and aerospace & defense markets, along with a wide range of general industrial and consumer related end markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane Co. has approximately 12,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the management’s current beliefs, expectations, plans, assumptions and objectives regarding Crane Co.’s future financial performance and are subject to significant risks and uncertainties. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in these forward-looking statements. Such factors include, among others: uncertainties regarding the extent and duration of the impact of COVID-19 on many aspects of our business; changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices; the financial condition of our customers and suppliers; economic, social and political instability, currency fluctuation and other risks of doing business outside of the United States; competitive pressures, including the need for technology improvement, successful new product development and introduction and any inability to pass increased costs of raw materials to customers; our ability to value and successfully integrate acquisitions, to realize synergies and opportunities for growth and innovation, and to attract and retain highly qualified personnel and key management; a reduction in congressional appropriations that affect defense spending and our ability to predict the timing and award of substantial contracts in our banknote business; adverse effects on our business and results of operations, as a whole, as a result of increases in asbestos claims or the cost of defending and settling such claims; adverse effects as a result of environmental remediation activities, costs, liabilities and related claims; investment performance of our pension plan assets and fluctuations in interest rates, which may affect the amount and timing of future pension plan contributions; and other risks noted in reports that we file with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and subsequent reports filed with the Securities and Exchange Commission. Such reports are available on the Securities Exchange Commission’s website (www.sec.gov). Crane Co. does not undertake to update any forward-looking statements.